Exhibit 99.1
Monroe Capital Corporation BDC Announces Second Quarter 2024 Results
CHICAGO, IL, August 7, 2024 – Monroe Capital Corporation (NASDAQ: MRCC) today announced its financial results for the second quarter ended June 30, 2024.
Except where the context suggests otherwise, the terms “Company,” “we,” “us,” and “our” refer to Monroe Capital Corporation (together with its subsidiaries).
Second Quarter 2024 Financial Highlights
•Net Investment Income ("NII") of $6.6 million, or $0.30 per share
•Adjusted Net Investment Income (a non-GAAP measure described below) of $6.7 million, or $0.31 per share
•Net increase in net assets resulting from operations of $3.3 million, or $0.15 per share
•Net Asset Value (“NAV”) of $199.3 million, or $9.20 per share
•Paid quarterly dividend of $0.25 per share on June 28, 2024
•Current annual cash dividend yield to stockholders of approximately 14.0%(1)
Chief Executive Officer Theodore L. Koenig commented, “We are pleased to announce a $0.25 per share dividend for the 17th consecutive quarter. Our predominantly first lien portfolio continues to offer attractive risk-adjusted returns to our shareholders with a 14.0% annualized dividend yield. Our focus remains on maintaining the portfolio’s asset quality in the face of a higher-for-longer interest rate environment and delivering value for stockholders.”
Monroe Capital Corporation is a business development company affiliate of the award-winning private credit investment firm and lender, Monroe Capital LLC.
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(1) Based on an annualized dividend and closing share price as of August 6, 2024.

Management Commentary
Adjusted Net Investment Income totaled $6.7 million or $0.31 per share for the quarter ended June 30, 2024. This compares with $5.5 million or $0.25 per share for the quarter ended March 31, 2024. Total investment income increased by $0.4 million as a result of an increase in average invested assets during the quarter and an increase in other income as part of a portfolio company realization during the quarter. This increase was partially offset by an increase in interest and other debt financing expenses of $0.3 million associated with an increase in average debt outstanding during the quarter. Additionally, during the quarter, incentive fees were limited by $1.0 million as a result of the total return requirement in the Company's incentive fee structure. Please refer to the Company’s Form 10-Q for additional information on the incentive fee calculation. See Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below.
NAV decreased by $0.10 per share, or 1.1%, to $199.3 million or $9.20 per share as of June 30, 2024, compared to $201.5 million or $9.30 per share as of March 31, 2024. The decrease in NAV this quarter was primarily the result of net unrealized losses attributable to certain portfolio companies, partially offset by NII in excess of the dividend paid during the quarter.
During the quarter, the Company's debt-to-equity leverage decreased from 1.60 times debt-to-equity to 1.54 times debt-to-equity. While average leverage was slightly up during the quarter, leverage at quarter end decreased as a result of paydowns of the revolving credit facility with proceeds from investment sales and paydowns which were more heavily weighted towards the end of the quarter. We continue to focus on managing our investment portfolio and selectively redeploying capital resulting from future repayments.
Selected Financial Highlights
(in thousands, except per share data)

	June 30, 2024	March 31, 2024
Consolidated Statements of Assets and Liabilities data:	(unaudited)
Investments, at fair value	$485,804	$500,889
Total assets	$512,113	$527,488
Net assets	$199,344	$201,502
Net asset value per share	$9.20	$9.30

	Three months ended
	June 30, 2024	March 31, 2024
Consolidated Statements of Operations data:	(unaudited)
Net investment income	$6,559	$5,470
Adjusted net investment income(2)	$6,694	$5,488
Net gain (loss)	$(3,301)	$(2,275)
Net increase (decrease) in net assets resulting from operations	$3,258	$3,195

Per share data:
Net investment income	$0.30	$0.25
Adjusted net investment income(2)	$0.31	$0.25
Net gain (loss)	$(0.15)	$(0.10)
Net increase (decrease) in net assets resulting from operations	$0.15	$0.15
______________________________________________________________________
(2) See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from NII to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Review
The Company had debt and equity investments in 94 portfolio companies, with a total fair value of $485.8 million as of June 30, 2024, as compared to debt and equity investments in 98 portfolio companies, with a total fair value of $500.9 million, as of March 31, 2024. The Company’s portfolio consists primarily of first lien loans, representing 81.1% of the portfolio as of June 30, 2024, and 81.9% of the portfolio as of March 31, 2024. As of both June 30, 2024 and March 31, 2024, the weighted average contractual and effective yield on the Company’s debt and preferred equity investments was 11.9% and 11.9%, respectively. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity). As of June 30, 2024, loans and preferred equity investments on non-accrual status represented 1.9% of the Company’s total investments at fair value.
Financial Review
NII for the quarter ended June 30, 2024 totaled $6.6 million, or $0.30 per share, compared to $5.5 million, or $0.25 per share, for the quarter ended March 31, 2024. Adjusted Net Investment Income was $6.7 million, or $0.31 per share, for the quarter ended June 30, 2024, compared to $5.5 million, or $0.25 per share, for the quarter ended March 31, 2024.
Total investment income for the quarter ended June 30, 2024 totaled $15.6 million, compared to $15.2 million for the quarter ended March 31, 2024. Investment income increased by $0.4 million, as a result of the increase in the size of the Company’s average investment portfolio during the quarter and an increase in other income as part of a portfolio company realization during the quarter.
Total expenses for the quarter ended June 30, 2024 were $9.1 million, compared to $9.7 million for the quarter ended March 31, 2024. Excluding the impact of the incentive fee limitation of $(1.0) million, total expenses increased by $0.4 million primarily due to an increase in interest and other debt financing expenses and a slight increase in income taxes, including excise tax.
Net gain (loss) was $(3.3) million for the quarter ended June 30, 2024, compared to $(2.3) million for the quarter ended March 31, 2024. This net loss for the quarter ended June 30, 2024 was primarily attributable to unrealized mark-to-market losses attributable to certain portfolio companies that have underlying credit performance concerns that were still held as of quarter end, partially offset by a slight gain on the remainder of the portfolio. The Company's average portfolio mark decreased by 0.9%, from 95.3% of amortized cost as of March 31, 2024 to 94.4% of amortized cost as of June 30, 2024.
Net increase (decrease) in net assets resulting from operations was $3.3 million, or $0.15 per share, for the quarter ended June 30, 2024, compared to $3.2 million, or $0.15 per share, for the quarter ended March 31, 2024.
Liquidity and Capital Resources
As of June 30, 2024, the Company had $3.9 million in cash and cash equivalents, $177.8 million of debt outstanding on its revolving credit facility and $130.0 million of debt outstanding on its 2026 Notes. As of June 30, 2024, the Company had approximately $77.2 million available for additional borrowings on its revolving credit facility, subject to borrowing base availability.
MRCC Senior Loan Fund
MRCC Senior Loan Fund I, LLC ("SLF") is a joint venture with Life Insurance Company of the Southwest (“LSW”), an affiliate of National Life Insurance Company. SLF invests primarily in senior secured loans to middle market companies in the United States. The Company and LSW have each committed $50.0 million of capital to the joint venture. As of June 30, 2024, the Company had made net capital contributions of $42.7 million in SLF with a fair value of $33.1 million, as compared to net capital contributions of $42.7 million in SLF with a fair value of $33.0 million as of March 31, 2024. During the quarter ended June 30, 2024, the Company received dividend income from SLF of $0.9 million, consistent with the $0.9 million received during the quarter ended March 31, 2024. SLF’s underlying investments are loans to middle-market borrowers that are generally larger than the rest of MRCC’s portfolio which is focused on lower middle-market companies. SLF’s average mark on the underlying investment portfolio decreased slightly during the quarter, from 88.9% of amortized cost as of March 31, 2024, to 88.3% of amortized cost as of June 30, 2024.

As of June 30, 2024, SLF had total assets of $117.3 million (including investments at fair value of $109.7 million), total liabilities of $51.1 million (including borrowings under the $110.0 million secured revolving credit facility with Capital One, N.A. (the “SLF Credit Facility”) of $50.8 million) and total members’ capital of $66.2 million. As of March 31, 2024, SLF had total assets of $124.9 million (including investments at fair value of $116.4 million), total liabilities of $58.9 million (including borrowings under the SLF Credit Facility of $58.0 million) and total members’ capital of $66.0 million.
Non-GAAP Financial Measure – Adjusted Net Investment Income
On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents NII, excluding the net capital gains incentive fee and income taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as NII does not include gains associated with the capital gains incentive fee.
The following tables provide a reconciliation from NII (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented (in thousands, except per share data):

	Three Months Ended
	June 30, 2024		March 31, 2024
	Amount	Per Share Amount	Amount	Per Share Amount
	(unaudited)
Net investment income	$6,559	$0.30	$5,470	$0.25
Net capital gains incentive fee	—	—	—	—
Income taxes, including excise taxes	135	0.01	18	—
Adjusted Net Investment Income	$6,694	$0.31	$5,488	$0.25
Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.
Second Quarter 2024 Financial Results Conference Call
The Company will host a webcast and conference call to discuss these operating and financial results on Thursday, August 8, 2024 at 11:00 a.m. Eastern Time. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (800) 715-9871 approximately 10 minutes prior to the call. Please reference conference ID # 7213559.
For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.
For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarter ended June 30, 2024 to be filed with the SEC (www.sec.gov) on Wednesday, August 7, 2024.

MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	June 30, 2024	March 31, 2024
	(unaudited)
Assets
Investments, at fair value:
Non-controlled/non-affiliate company investments	$368,238	$384,266
Non-controlled affiliate company investments	84,468	83,633
Controlled affiliate company investments	33,098	32,990
Total investments, at fair value (amortized cost of: $514,380 and $525,658, respectively)	485,804	500,889
Cash and cash equivalents	3,876	4,856
Interest and dividend receivable	21,661	20,885
Other assets	772	858
Total assets	$512,113	$527,488

Liabilities
Debt	$307,800	$321,700
Less: Unamortized debt issuance costs	(2,581)	(2,908)
Total debt, less unamortized debt issuance costs	305,219	318,792
Interest payable	2,972	1,621
Base management fees payable	2,037	2,048
Incentive fees payable	351	1,368
Accounts payable and accrued expenses	2,190	2,081
Directors' fees payable	—	76
Total liabilities	312,769	325,986

Net Assets
Common stock, $0.001 par value, 100,000 shares authorized, 21,666 and 21,666 shares issued and outstanding, respectively	$22	$22
Capital in excess of par value	298,127	298,127
Accumulated undistributed (overdistributed) earnings	(98,805)	(96,647)
Total net assets	$199,344	$201,502
Total liabilities and total net assets	$512,113	$527,488

Net asset value per share	$9.20	$9.30

MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended
	June 30, 2024	March 31, 2024
	(unaudited)
Investment income:
Non-controlled/non-affiliate company investments:
Interest income	$10,973	$10,830
Payment-in-kind interest income	771	808
Dividend income	62	59
Other income	265	37
Total investment income from non-controlled/non-affiliate company investments	12,071	11,734
Non-controlled affiliate company investments:
Interest income	1,273	1,188
Payment-in-kind interest income	1,328	1,307
Dividend income	55	53
Total investment income from non-controlled affiliate company investments	2,656	2,548
Controlled affiliate company investments:
Dividend income	900	900
Total investment income from controlled affiliate company investments	900	900
Total investment income	15,627	15,182

Operating expenses:
Interest and other debt financing expenses	5,780	5,507
Base management fees	2,037	2,048
Incentive fees	351	1,368
Professional fees	199	268
Administrative service fees	250	209
General and administrative expenses	243	218
Directors' fees	73	76
Total operating expenses	8,933	9,694
Net investment income before income taxes	6,694	5,488
Income taxes, including excise taxes	135	18
Net investment income	6,559	5,470

Net gain (loss):
Net realized gain (loss):
Non-controlled/non-affiliate company investments	506	4
Net realized gain (loss)	506	4

Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	(2,985)	(1,344)
Non-controlled affiliate company investments	(930)	(803)
Controlled affiliate company investments	108	(132)
Net change in unrealized gain (loss)	(3,807)	(2,279)

Net gain (loss)	(3,301)	(2,275)

Net increase (decrease) in net assets resulting from operations	$3,258	$3,195

Per common share data:
Net investment income per share - basic and diluted	$0.30	$0.25
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$0.15	$0.15
Weighted average common shares outstanding - basic and diluted	21,666	21,666

Additional Supplemental Information:
The composition of the Company’s investment income was as follows (in thousands):

	Three months ended
	June 30, 2024	March 31, 2024
	(unaudited)
Interest income	$11,850	$11,662
Payment-in-kind interest income	2,099	2,115
Dividend income	1,017	1,012
Other income	265	37
Prepayment gain (loss)	145	105
Accretion of discounts and amortization of premiums	251	251
Total investment income	$15,627	$15,182
The composition of the Company’s interest expense and other debt financing expenses was as follows (in thousands):

	Three months ended
	June 30, 2024	March 31, 2024
	(unaudited)
Interest expense - revolving credit facility	$3,898	$3,625
Interest expense - 2026 Notes	1,555	1,555
Amortization of debt issuance costs	327	327
Total interest and other debt financing expenses	$5,780	$5,507

About Monroe Capital Corporation
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.
About Monroe Capital LLC
Monroe Capital LLC (including its subsidiaries and affiliates, together “Monroe”) is a premier asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, alternative credit, structured credit, real estate and equity. Since 2004, the firm has been successfully providing capital solutions to clients in the U.S. and Canada. Monroe prides itself on being a value-added and user-friendly partner to business owners, management, and both private equity and independent sponsors. Monroe’s platform offers a wide variety of investment products for both institutional and high net worth investors with a focus on generating high quality “alpha” returns irrespective of business or economic cycles. The firm is headquartered in Chicago and maintains 10 offices throughout the United States and Asia.
Monroe has been recognized by both its peers and investors with various awards including Private Debt Investor as the 2023 Lower Mid-Market Lender of the Decade, 2023 Lower Mid-Market Lender of the Year, 2023 CLO Manager of the Year, Americas; Inc.’s 2023 Founder-Friendly Investors List; Global M&A Network as the 2023 Lower Mid-Markets Lender of the Year, U.S.A.; DealCatalyst as the 2022 Best CLO Manager of the Year; Korean Economic Daily as the 2022 Best Performance in Private Debt – Mid Cap; Creditflux as the 2021 Best U.S. Direct Lending Fund; and Pension Bridge as the 2020 Private Credit Strategy of the Year. For more information and important disclaimers, please visit www.monroecap.com.
Forward-Looking Statements
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.
SOURCE:          Monroe Capital Corporation

Investor Contact:	Mick Solimene
Chief Financial Officer and Chief Investment Officer
Monroe Capital Corporation
(312) 598-8401
Email: msolimene@monroecap.com

Media Contact:	Daniel Abramson
BackBay Communications
(857) 305-8441
Email: daniel.abramson@backbaycommunications.com